Exhibit 99.1

Press Release

Safehold Reports Fourth Quarter and Fiscal Year 2023 Results

NEW YORK, February 12, 2024

Safehold Inc. (NYSE: SAFE) reported results for the fourth quarter and fiscal year ended December 31, 2023.

SAFE published a presentation detailing these results which can be found on its website, www.safeholdinc.com in the “Investors” section.

Highlights from the earnings announcement include:

—	Q4‘23 revenue was $103.0 million, and FY‘23 was $352.6 million
—	Q4‘23 net income attributable to common shareholders was $41.2 million, or $25.5 million excluding non-recurring gains, and FY’23 net income attributable to common shareholders was ($55.0) million, or $96.8 million excluding merger and Caret related costs and non-recurring gains
—	Q4‘23 earnings per share was $0.58, or $0.36 excluding non-recurring gains, and FY’23 earnings per share was ($0.82), or $1.45 excluding merger and Caret related costs and non-recurring gains
—	2023 Highlights Include:
o	Corporate: Closed merger with iStar, internalizing Safehold’s management structure and adding MSD Partners as major shareholder and Caret investor
o	Credit: Received credit ratings upgrade to A3 from Moody’s Investors Services and placed on Positive Outlook by Fitch Ratings, Inc.
o	Capital: Raised $152 million through the issuance of common equity; closed additional $500 million unsecured revolving credit facility; formed $500 million joint venture with leading sovereign wealth fund

“Despite the challenges posed by an uncertain economic environment, 2023 was a transformational year for Safehold,” said Jay Sugarman, Chairman and Chief Executive Officer. “We remain optimistic about the future, and as transaction activity increases, are well-positioned to serve our customers and drive the expansion of the modern ground lease industry.”

1114 Avenue of the Americas

New York, NY 10036

T 212.930.9400

E investors@safeholdinc.com

The Company will host an earnings conference call reviewing this presentation beginning at 9:00 a.m. ET on Wednesday, February 13, 2024. This conference call will be broadcast live and can be accessed by all interested parties through Safehold's website and by using the dial-in information listed below:

Dial-In:	888.506.0062
International:	973.528.0011
Access Code:	264970

A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial-in from 2:00 p.m. ET on February 13, 2024 through 12:00 a.m. ET on February 27, 2024 by calling:

Replay:	877.481.4010
International:	919.882.2331
Access Code:	49838

Non-GAAP Financial Measures:

Net income attributable to Safehold Inc. common shareholders excluding merger and Caret related costs and non-recurring gains, and EPS excluding merger and Caret related costs and non-recurring gains are non-GAAP measures used as supplemental performance measures to give management and investors a view of net income and EPS more directly derived from operating activities in the period in which they occur. Net income attributable to Safehold Inc. common shareholders excluding merger and Caret related costs and non-recurring gains is calculated as net income (loss) attributable to common shareholders, prior to the effect of non-recurring gains, and, for periods prior to the fourth quarter of 2023, charges related to the merger, administration of Caret, origination of the Secured Term Loan to SAFE and goodwill impairment, all as adjusted to exclude corresponding amounts allocable to noncontrolling interests. It should be examined in conjunction with net income (loss) attributable to common shareholders as shown in our consolidated statements of operations. EPS excluding non-recurring gains, merger and Caret related costs is calculated as net income attributable to Safehold Inc. common shareholders excluding non-recurring gains and, for periods prior to the fourth quarter of 2023, merger and Caret related costs, divided by the weighted average number of common shares. These metrics should not be considered as alternatives to net income (loss) attributable to common shareholders or EPS, respectively (in each case determined in accordance with generally accepted accounting principles in the United States of America (“GAAP”)). These measures may differ from similarly-titled measures used by other companies. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are presented below.

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com

Earnings Reconciliation (all figures in thousands except per share figures)[1]	Q4’23 FY’23
Net income (loss) attributable to Safehold Inc. common shareholders	$41,184	($54,973)
Add: Impairment of Goodwill	-	145,365
Add: Merger and Caret related costs	-	22,082
Less: Gain on sale of ground leases	(447)	(447)
Less: Non-amortizable hedge gains	(15,191)	(15,191)
Net income excluding merger and Caret related costs and non-recurring gains	$25,547	$96,837
Weighted average number of common shares – basic	71,068	66,690
Weighted average number of common shares – diluted for net income excluding merger & Caret related costs and non-recurring gains for the period	71,115	66,702
EPS excluding merger and Caret related costs non-recurring gains (basic & diluted)	$0.36	$1.45

1 All numbers net of impact attributable to noncontrolling interests.

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help owners of high quality multifamily, office, industrial, hospitality, student housing, life science and mixed-use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT), seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:
Pearse Hoffmann
Senior Vice President
Capital Markets & Investor Relations
T 212.930.9400
E investors@safeholdinc.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com